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                                                                    EXHIBIT 15.2

                              [Walkers Letterhead]

30 June 2008

Linktone Ltd.
12/F, Cross Tower
No. 318, Fu Zhou Road
Shanghai 200001
People's Republic of China

Dear Sirs

LINKTONE LTD.

We have acted as legal advisors as to the laws of the Cayman Islands to Linktone Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the "COMPANY"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2007.

We hereby consent to the reference of our name under the heading "Enforcement of Civil Liabilities" in the Form 20-F.

Yours faithfully

/s/ Walkers

WALKERS